Execution Copy

DEPOSIT PROCESSING SERVICES AGREEMENT

THIS DEPOSIT PROCESSING SERVICES AGREEMENT (including all schedules, appendices, exhibits, addenda and amendments, this “Agreement”) is entered into as of this 16th day of March 2023 (“Signature Date”) by and between First Carolina Bank, a North Carolina- chartered, non-member community bank with its headquarters located at 171 North Winstead Avenue, Rocky Mount, North Carolina 27804 (“Bank”), and BMTX, Inc. (“BMTX”), a Pennsylvania corporation with its principal place of business at 201 King of Prussia Road, Suite 650, Radnor, Pennsylvania 19087. BMTX and Bank are hereinafter referred to, collectively, as the “Parties,” and individually each as a “Party.”

RECITALS

WHEREAS, BMTX desires to offer BMTX-branded financial products to Depositors, including deposits accounts and debit cards, through program relationships in the United States;

WHEREAS, Bank, a federally-insured depository institution, offers a variety of banking products and services through its branches, offices and online;

WHEREAS, Bank will establish deposit accounts on behalf of BMTX and its higher education clients, serve as the issuing bank for debit cards issued to Depositors and provide certain other banking services to BMTX, all of which will be marketed by BMTX in the name of Bank under the “BankMobile” brand as licensed to Bank as part of BMTX’s higher education deposit account program to current and prospective Depositors, in each case, in accordance with the terms of this Agreement;

WHEREAS, the Parties may agree, subject to the terms of this Agreement, to additional deposit programs with respect to BMTX’s white label programs; and

WHEREAS, the Parties desire to document the Depositor Program contemplated under this Agreement as well as their respective obligations and responsibilities in relation thereto.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

SECTION 1 DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the following terms have the definitions indicated.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Signature Date, but only for so long as such Person remains an Affiliate. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“AML” means anti-money laundering.

“Applicable Law” means, with respect to any Person, any law (including common law), ordinance, statute, treaty, rule, Order, regulation, official directive, consent, approval, opinion, interpretation, regulatory guidance, authorization or other determination or finding of any Regulatory Authority, or rule or interpretation of FINRA, applicable to or binding upon such Person or to which such Person is subject, including any interpretation of a Regulatory Authority applicable to or binding upon Bank, or any guidance, directive or instruction directed to and binding on Bank or generally binding on participants in Bank’s industry from a Regulatory Authority (whether or not published) whether federal, state, county, local, foreign or otherwise, as may be amended and in effect from time to time.

“Bank Rules” means the policies and procedures of Bank, including the Risk Management Considerations, to ensure the continued safety and soundness of Bank and made available to BMTX, as may be amended and promptly provided to BMTX from time to time.

“BMT” means BM Technologies, Inc., a Delaware corporation with its principal place of business at 201 King of Prussia Road, Suite 650, Radnor, Pennsylvania 19087, and the parent company of BMTX.

“Business Day” means any day except (i) Saturday; (ii) Sunday; and (iii) any day that is a federal holiday or a day on which banking institutions in the State of North Carolina are authorized or required to be closed.

“Change of Control” means, with respect to a Party (or its ultimate parent): (i) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party (or its ultimate parent); or (iii) the sale or other transfer to a Third Party, whether directly or indirectly by a Party or an Affiliate thereof, of all or substantially all of such Party’s (or its ultimate parent’s) assets or business to which the subject matter of this Agreement relates.

“Complaint” means an oral or written statement or inquiry from a Depositor, or his or her representatives, expressing dissatisfaction about products or services offered by Bank and serviced by BMTX, including those in conjunction with a Service Provider, and regulatory correspondence from Regulatory Authorities.

“Complaint Log” means a report prepared monthly by BMTX for each calendar month listing all Complaints received by BMTX during the prior calendar month, the disposition of prior Complaints during the prior calendar month and the status of unresolved Complaints. The Complaint Log shall include the date the Complaint was received, the channel of receipt (e.g., telephone, email, Depositor, Third Party and Regulatory Authority), the date the Complaint was responded to, a description of the issues raised in the Complaint and a description of the status or resolution of the Complaint.

“Confidential Information” means all information of any kind concerning a Party (or an Affiliate of a Party) including all Protected Information, and all business, technical or other information that is furnished by or on behalf of such Party in connection with this Agreement, as well as the terms and conditions of this Agreement, except information: (i) ascertainable or obtained from public or published information; (ii) received from a Third Party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential; (iii) which is or becomes known to the public (other than through a breach of an obligation of confidentiality); (iv) of which the recipient was in possession prior to disclosure thereof in connection herewith; or (v) which was independently developed by the recipient without the benefit of Confidential Information.

“Contract Year” means the twelve (12)-month period during the Term commencing on the Effective Date and each anniversary thereof. References to “Contract Year 1,” “Contract Year 2” and the like refer in sequential order, respectively, to the first Contract Year during the Term, the second Contract Year during the Term, and the like.

“Core EBITDA” means, for each calendar quarter, GAAP net income (loss) plus each of the following: (i) loss (gain) on fair value of private warrant liability; (ii) depreciation and amortization; (iii) interest; (iv) taxes; (v) non-cash equity compensation; (vi) merger expenses;
(vii) non-cash impairment changes; and (viii) non-recurring restructuring charges.

“Customers Bank” means Customers Bank, a Pennsylvania-chartered bank with its headquarters located at 99 Bridge St., Phoenixville, Pennsylvania 19460.

“Debit Card” means a debit card or other electronic access device issued by Bank to a Depositor for purposes of accessing the Depositor Account.

“Depositor” means any Person who opens and holds a Depositor Account, which includes the Existing Depositors to the extent that their respective Existing Depositor Accounts are transferred to Bank on or after the Effective Date.

“Depositor Account” means the personal demand deposit account of a Depositor in connection with the Depositor’s participation in the Depositor Program that is held by Bank, serviced by BMTX and that is subject to a Depositor Agreement, which includes the Existing

Depositor Accounts effective upon the date that such Existing Depositor Accounts are transferred to Bank.

“Depositor Agreement” means, collectively, the agreement(s) by and among Bank, BMTX and a Depositor governing the terms and use of a Depositor Account and all related disclosures as may be required by Applicable Law or deemed necessary by Bank.

“Depositor Program” means the Depositor Account program contemplated by this Agreement pursuant to which BMTX may offer to Depositors and potential Depositors the opportunity to establish personal demand deposit accounts in connection with the Higher Education Business.

“Deposits” means the Depositor ledger balances in the Depositor Accounts.

“Effective Federal Funds Rate” means, for any day, the effective federal funds rate (EFFR) calculated as a volume-weighted median of overnight federal funds transactions reported in the FR 2420 Report of Selected Money Market Rates and published by the Federal Reserve Bank of New York.

“Escalated Complaints” means Complaints: (i) filed by or forwarded from any Regulatory Authority; (ii) filed with any Regulatory Authority; (iii) with specific allegations of discriminatory practices; (iv) with specific allegations suggesting Bank or BMTX has engaged in an unfair, deceptive or abusive act or practice; (v) with specific allegations of fraudulent practices; or (vi) alleging violations of Applicable Laws with respect to consumer protection.
“Existing Depositor” means the depositors under the Existing Depositor Programs. “Existing Depositor Account” means an Existing Depositor’s account under the Existing
Depositor Programs. The Existing Depositor Accounts include the Existing Student Depositor Accounts.

“Existing Depositor Programs” means the depositor programs serviced by BMTX in connection with the Higher Education Business, with Customers Bank as the sponsor bank, prior to the Effective Date.

“Existing Student Depositor Account” means the initial portfolio of depositor accounts sourced through the Student Refund and Deposit Business that BMTX will transfer to Bank following any required approval for the transfer of such Depositor Accounts by the FDIC.
“FDIC” means the Federal Deposit Insurance Corporation or any successor entity. “Fees” means all fees and charges generated from the use of the Depositor Accounts, including any Debit Card usage, interchange, and miscellaneous fees.

“Financial Transaction(s)” means a transaction involving the withdrawal of funds from, or the deposit of funds to, a Depositor Account.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means, as of a particular time, generally accepted accounting principles as in effect in the United States as of such time.

“Graphic Standards” means all standards, policies, and other requirements adopted by Bank and provided to BMTX from time to time with respect to use of its Marks.

“Higher Education” means an educational institution through which BMTX offers its student refund and other disbursement services.

“IDV” means identity verification.

“Issuer Network Assessments” means domestic assessments, cross-border volume fees, transaction processing fees and other related fees, net of rebates and incentives, assessed by the Networks (or any similar entities) on Bank for providing transaction processing and other payment-related products and services.

“Joint Oversight Policies” means the written policies and procedures as to be agreed to by the Parties, as may be amended from time to time.
“KYC” means customer identification, commonly referred to as “know your customer.” “Losses” means liabilities, costs, expenses (including reasonable attorneys’ fees and expenses and costs of defense), damages, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement.

“Marks” means trademarks, service marks, domain names, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, whether or not registered, and if registered, together with all applications, registrations, renewals and extensions thereof.

“Material Adverse Effect” means a change, effect, event or circumstance that would have, individually or in the aggregate, a material adverse change in, as the case may be, the assets, liabilities, financial position or results of operations, prospects or business conditions of a Party, taken as a whole.

“Net Interchange Fees” means the total of all interchange revenue (net of any Issuer Network Assessments) received by Bank from Networks in connection with the use of Debit Cards.

“Network” means AllPoint, MasterCard, VISA, Cirrus, Plus or any similar payment card network electronic payment processing system over which Financial Transactions with respect to Debit Cards are transmitted, captured, authorized, processed and settled.

“Network Rules” means, with respect to a Network, the operating rules and obligations governing the use of the Network by participants, as may be amended or restated from time to time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of any Regulatory Authority.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, company, bank, trust, unincorporated organization, government or any department, agency or instrumentality thereof.

“Regulatory Authority” means any governmental or regulatory authority, foreign or domestic, including any federal, state, municipal, administrative or other court, governmental department, commission, board, agency, office or supervising entity, or any other governmental or regulatory authority having jurisdiction over Bank or BMTX.

“Risk Management Considerations” means considerations as identified by the enterprise risk management policies and procedures of Bank relating to: (i) credit risk; (ii) safety and soundness; (iii) reputational risk; (iv) litigation risk; and (v) regulatory risk, as such policies and procedures may be amended and supplemented during the term of this Agreement in Bank’s sole discretion and provided to BMTX.

“SEC” means the U.S. Securities and Exchange Commission.

“Solicitation Materials” means all media of any kind or nature, in whole or in part, that is developed, produced, launched, used or distributed by or on behalf of BMTX, including any advertisements, brochures, applications, promotional materials, telemarketing scripts, point of purchase displays, packaging and any other written materials relating to the Depositor Program, as well as all marketing and advertising in paper or electronic or other formats, including television advertisements, radio advertisements, electronic web pages, electronic web links and any other type of advertisements, marketing materials, promotional materials or interactive media related to the Depositor Program, including any disclosures, frequently asked questions, interview or public speaking scripts, or training and any such materials sent to, or the scripts or templates used in connection with oral communications with, a Depositor or potential Depositor.

“Student Refund and Deposit Business” means the business of BMTX or its Affiliates as conducted prior to and during the Term in connection with BMTX’s Higher Education white label program marketed as BankMobile Vibe.

“Supervisory Objection” means: (i) an objection raised by a Regulatory Authority having supervisory authority over a Party that expresses the Regulatory Authority’s opinion that one or more provisions of this Agreement or the Depositor Program constitutes a violation of Applicable Law, is unsafe or unsound or is otherwise unfair, deceptive or abusive; (ii) any cease-and-desist or other similar Order of a Regulatory Authority; (iii) changes in the written treatment of Applicable Law by a Regulatory Authority; or (iv) a directive by a Regulatory Authority to cease or materially limit performance of the obligations under this Agreement.

“Third Party” means any Person other than Bank, BMTX and their respective Affiliates.

SECTION 2 OBLIGATIONS AND COVENANTS

2.1General Intent. It is the intent of the Parties to offer Depositor Accounts to existing and potential Depositors through BMTX partnerships with various Higher Education clients in conjunction with other customized products and services offered by BMTX. As set forth herein, BMTX, on behalf of Bank, will provide embedded technology and mobile application processing, core banking system, and interfaces thereto as well as the setup, processing, reporting, customer care and other administrative services including customer services, with respect to those Depositor Accounts, and Bank will establish and maintain the Depositor Accounts opened by such Depositors. Depositor Accounts opened through a BMTX-marketed Higher Education relationship between the BMTX client, BMTX and Bank creates a multiparty customer relationship with the Depositor. For the Term, as between Bank and BMTX, the origination of new Depositor Accounts and servicing of existing Depositor Accounts shall be directed by BMTX.

2.2Specific Obligations of BMTX. BMTX shall be responsible for the following obligations in accordance with Joint Oversight Policies, Network Rules and Applicable Law.

(a)Contracts with Higher Education Clients. From time to time, BMTX may enter into agreements with Higher Education clients to provide the services and products to them or their students, faculty, staff, alumni, or other related parties (collectively, with the Student Refund and Deposit Business, the “Higher Education Business”). As part of such agreements, and using Solicitation Materials approved by Bank, BMTX shall make available to the Higher Education clients, or their students, faculty, staff and alumni, the Depositor Program, including Depositor Accounts and services, and BMTX shall manage such relationships with the Higher Education clients on an ongoing basis and shall process any Depositor Accounts under the Depositor Program.

(b)Operations of Depositor Program. BMTX, directly or pursuant to contracts with Service Providers, shall provide for all necessary operations of the Depositor Program, in accordance with Schedule 2.2, including the necessary management, financial expertise, staff, and software and technology needed to conduct the Depositor Program, excluding all Bank staff, systems, networks, utilities, software, and hardware.

(c)Master Account Recordkeeping. BMTX will provide the appropriate reports and supporting documentation necessary for Bank to make entries to an account established by Bank for such purpose to (i) reflect the Financial Transactions to the Depositor Accounts and
(ii) maintain such necessary records to establish a Depositor Account for each individual Depositor with sufficient detail as required by Applicable Law to assist in ensuring that the Depositor Accounts qualify for FDIC insurance.

(d)Verification of Customer Identity. BMTX, consistent with the Joint Oversight Policies, shall be responsible for the collection and verification of such Depositor information as is necessary to (i) verify Depositor identity and complete appropriate Office of Foreign Assets Control validation; and (ii) to satisfy the customer identification program requirements applicable to insured depository institutions found in 31 CFR Chapter X. Bank shall approve, in its sole discretion all such policies and procedures.

(e)Depositor Account Recordkeeping. BMTX shall be responsible for the processing of all transactional activity on behalf of Bank in connection with the Depositor Accounts, including: (i) ACH and wire transfer transactions initiated at the direction of Depositors; (ii) deposits to Depositor Accounts (via ACH, mail, wire transfers, and direct credits from its clients to recipients individually identified to BMTX and identified by BMTX to Bank); and (iii) coordinating and providing support for payments made from Depositor Accounts, including payment by check, Debit Card and electronic payment.

(f)Check Production and Debit Card Management. BMTX shall be responsible for the following:

(i)arranging for the production of all checks or Debit Cards provided to Depositors in connection with any Depositor Account, including the manufacturing, printing and distribution of all checks or Debit Cards including providing the Depositor Agreement related thereto, and including such other names and Marks as may be required to conform to Graphic Standards, Applicable Law, Joint Oversight Policies, and the Network Rules;

(ii)handling and distributing, or having arranged for the handling and distributing of Debit Cards or checks as necessary; and

(iii)managing all security aspects of the Debit Cards.

(g)Document Retention. Consistent with Applicable Law, Joint Oversight Policies or Network Rules, BMTX shall retain on behalf of Bank such potential Depositor’s application, all supporting information and documentation, and any reports prepared therefrom, as provided by Applicable Law, the Joint Oversight Policies, and the Network Rules, and shall at all times be available to Bank in electronic form promptly upon request.

(h)Compliance with Law and Regulation. BMTX shall develop, implement, and maintain internal controls reasonably designed to ensure regulatory compliance at all times with Applicable Law including providing Bank with applicable fraud-related information to assist Bank with its Bank Secrecy Act/Anti-Money Laundering obligations and maintaining necessary tax documentation for Depositors (as applicable), maintaining an appropriate regulatory compliance training program, and ensuring the ongoing oversight of Third Parties for compliance with Applicable Law to identify areas of improvement, weaknesses, and trends that may identify non-compliance with Applicable Laws or agreed upon contracts.

(i)Banking Services. Bank will act as a correspondent to enable BMTX to provide banking services including wire processing services, ACH processing services, onboarding, fraud, check processing services, network BIN sponsorship services and ATM sponsorship in connection with the Depositor Program. BMTX shall be responsible for all costs, fees and expenses incurred in connection with its responsibilities under this Agreement to obtain banking services through such Third-Party financial institutions.

(j)Marketing and Advertising. BMTX shall work with its Higher Education clients in the development of Solicitation Materials for marketing the Depositor Program to end users, in accordance with the terms and conditions of the applicable client agreements and this

Agreement, and consistent with Applicable Law. In all cases, BMTX shall submit all Solicitation Materials to Bank for review and approval, and Bank will have final authority and approval for all Solicitation Materials.

(k)ATM Operations. BMTX is solely responsible for managing an ATM network and will ensure that the ATM network is serviced, maintained, settled and monitored in accordance with industry standard practices for ATMs and Applicable Law.

(l)Interest Expense Banking Services. BMTX will bear the full costs of any interest paid to Depositors in the Depositor Program. BMTX shall administrate the calculation and crediting of funds to the accounts on behalf of Bank.

2.3Specific Obligations of Bank. Bank shall perform the following obligations in accordance with the Joint Oversight Policies, Network Rules, the Depositor Agreement and Applicable Law:

(a)Sponsorship. Bank will sponsor BMTX into Fed, money movement, card networks and other associations necessary to enable BMTX to provide services described herein to its clients, Depositors, and end users. If the Parties determine that it is necessary to obtain a separate routing/transit number, solely with respect to the Depositor Program, Bank shall cooperate with BMTX in its efforts to transfer a routing/transit number from a Third-Party financial institution which may include working with BMTX and one or more of its existing bank partners to transfer an existing routing/transit number(s), including by entering into any required agreements to facilitate the continued use of existing routing/transit number(s) and, if necessary, obtain and maintain a separate routing/transit number in connection with the Depositor Program.

(b)Deposit Insurance. Bank shall use commercially reasonable efforts to ensure that its FDIC deposit insurance remains in full force and effect so that the Depositor Account of each Depositor qualifies for FDIC deposit insurance, subject to FDIC rules and regulations, in the Depositor’s individual right and capacity, either on a pass-through or direct basis. Bank shall bear all costs associated with providing this insurance.

(c)Availability of Checks. Bank shall permit BMTX to make payable checks in connection with certain Depositor Accounts to be made available to each Depositor through BMTX, with which Depositors may draw against their Depositor Accounts, and Bank shall permit these payable through check transactions when properly drawn on the Depositor Accounts based on funds available in the Depositor Accounts, all in accordance with any Depositor Agreement.

(d)Terms and Conditions for Depositor Agreement. Parties agree that Bank will enter into a Depositor Agreement with each Depositor and included in that agreement(s), will be language in substantially the form below, or other modified version agreed to by the Parties.

Your Relationship with First Carolina Bank and BM Technologies, Inc.

By indicating your agreement in the application process, by proceeding with the account opening process, or by initiating any transactions through the service, you appoint BM Technologies, Inc. as your agent. As your agent, you grant us permission to obtain the funds on your behalf per your instructions and to transfer the funds to the recipient that you designate, subject to the terms and restrictions of this Agreement. When you send a payment, until that payment is received by the recipient (which may occur instantly), you remain the owner of those funds and BM Technologies, Inc. may hold those funds as your agent, but you will not be able to retrieve those funds or send the funds to any other recipient unless the initial transaction is canceled in accordance with our policies and rules.

You further authorize BM Technologies, Inc., as your agent, after reasonable notice has been provided to you and without any further consent, to direct the FDIC-insured depository institution then holding your deposit account to transfer your deposit account and all of such depository institution’s related obligations and responsibilities to an assuming FDIC- insured depository institution designated by BM Technologies, Inc. However, this authorization in no way impedes your ability to request the closure of your account if such a transfer of holding financial institutions in not acceptable to you.

2.4Compliance Obligations. Each Party shall perform its respective obligations under this Agreement pursuant to Applicable Law. Each Party shall possess and maintain at all times all licenses, permits, approvals, and registrations required by Applicable Law and the Joint Oversight Policies to perform its obligations pursuant to this Agreement. Each Party, at its own expense, shall be responsible for obtaining any and all regulatory approvals related to the transactions contemplated herein, and shall use its respective commercially reasonable efforts to obtain all such regulatory approvals and cooperate with the other Party to facilitate the procurement of all such regulatory approvals.

2.5Handling of Complaints. BMTX shall notify Bank of any and all Complaints received in connection with the Depositor Program from a Depositor, Regulatory Authority or Third Party and shall promptly respond to and resolve such Complaints as instructed by Bank. In addition, BMTX shall cooperate with Bank in assessing and evaluating the frequency, nature or underlying causes for any Complaints, and preventing the recurrence thereof. BMTX shall include in each notice regarding a Complaint the name and address of the complainant, a brief summary of the complaint, the date upon which such complaint or inquiry was received, and BMTX’s proposed resolution thereof.

(a)Tracking Complaints. BMTX shall track Complaints related to Bank. The tracking requirements of this Section 2.5(a) shall apply to all Complaints, whether received orally or in writing, including those delivered by email or other electronic media, and shall include a description of the nature of the Complaint and BMTX’s response thereto. BMTX shall provide Bank with a copy of the Complaint Log for each calendar month on or before the tenth (10th) day of the following calendar month. Escalated Complaints shall be reported to Bank within two (2) Business Days of BMTX being notified of such Escalated Complaint. If Bank is named in the Escalated Complaint, BMTX will identify in the Complaint Log which Escalated Complaints specifically name Bank. BMTX shall maintain an internal procedure to ensure that all Complaints are tracked and responded to appropriately in accordance with generally accepted practices related to the deposit processing services and shall provide Bank with evidence thereof upon request.

(b)BMTX Complaint Responses. With respect to each Escalated Complaint in which Bank is named, BMTX shall forward each proposed response to Bank for review prior to sending the response to the Person that made the Escalated Complaint. Bank shall have three (3) Business Days from receipt of BMTX’s proposed response to mutually agree upon each such proposed response with Bank. If Bank and BMTX cannot mutually agree upon a response within three (3) Business Days, then BMTX may send the response to such Complaint in such form, and when, it deems necessary or appropriate. The final written response to any Complaints shall be maintained in such a manner that Complaints can be promptly identified by BMTX. Without limiting any other obligations of BMTX to provide responses to Complaints as provided herein, upon Bank’s request, BMTX shall provide Bank with electronic copies of all final written responses to Complaints.

(c)Recording and Monitoring of Servicing-Related Telephone Calls. With respect to the recording and monitoring of servicing-related telephone calls with consumers, BMTX shall:

(i)retain recordings of such telephone calls for a period of at least one
(1) year from the date on which such telephone calls were recorded; and

(ii)permit Bank, upon request, to listen to a sampling of such recorded telephone calls or provide unredacted recorded calls to Bank upon request.

(d)Personnel Training. BMTX shall, at all times during the Term, ensure that all personnel involved in the servicing are appropriately and currently trained in all aspects of their respective duties.

(i)During the course of Bank’s review, Bank may request additional documentation from BMTX. This information is to be gathered and provided upon request within established timeframes or within timeframes to satisfy regulatory requests.

(e)Refunds and Apology Letters/Emails. In the event of an Escalated Complaint proximately caused by a BMTX error in servicing, upon request by Bank, BMTX shall promptly issue fee refunds and send an apology letter/email to the applicable complaining Person. In the event of an Escalated Complaint proximately caused by a Bank error, upon request by BMTX, Bank shall promptly issue fee refunds and send an apology letter/email to the applicable complaining Person or authorize BMTX to do so. Without limiting the foregoing, in the event of any Complaint that is not within the scope of the foregoing sentences, upon request by either Party, the Parties shall mutually agree how to address such Complaint, including whether to issue fee refunds and send an apology letter/email to the applicable complaining Person. All copies of documentation for any such refund and apology letter/email will be saved by BMTX with the relevant complaint folder.

2.6Review of Solicitation Materials. BMTX shall submit all Solicitation Materials to Bank in advance for: (i) Bank’s prior written approval, which may be granted or withheld in Bank’s sole discretion, notice of which Bank shall use reasonable efforts to provide to BMTX within three (3) Business Days; and (ii) the approval of any applicable Third Parties to the extent required.

BMTX shall not release, launch, or distribute any Solicitation Materials in any form without having first obtained confirmation in writing of Bank’s approval. The content of all Depositor Agreements shall be subject to: (1) Bank’s prior written approval, which may be granted or withheld in Bank’s sole discretion, notice of which Bank shall use reasonable efforts to provide to BMTX within three (3) Business Days; and (2) the approval of any applicable Third Parties to the extent required. Notwithstanding Bank’s approval of the form or content of the Solicitation Materials or a Depositor Agreement, Bank shall have the right, in its sole and absolute discretion, from time to time, with reasonable advance notice, if possible, to require alterations to or amendments of, or provide a substitute for, the Solicitation Materials or Depositor Agreement (each a “Revision” and, collectively, “Revisions”) thereof in the event that: (a) Bank reasonably determines that Applicable Law, Joint Oversight Policies or Network Rules require such Revision;
(b) Bank receives a Supervisory Objection; (c) either Party receives any written demand or Order from a court, Regulatory Authority or Network, mandating that such Revisions must be implemented; (d) either Party receives or becomes aware of any actual or threatened legal claim based upon or in any way related to the affected portion of the Depositor Program; or (e) Bank in its reasonable discretion determines that Revisions are necessary or advisable in view of Risk Management Considerations. Bank shall notify BMTX in writing of any Revisions, and, unless otherwise directed by Bank, BMTX shall within the timeframe set forth in such notice, but in any event within any timeline required by Applicable Law: (x) incorporate such Revisions into such Solicitation Materials or Depositor Agreement, as the case may be, as may be distributed thereafter; and (y) distribute replacement Solicitation Materials or Depositor Agreements incorporating the Revisions to all Depositors who had received prior versions of the Solicitation Materials or Depositor Agreement.

2.7Access to BMTX Reports. BMTX shall provide Bank with access to all reports, and such services as Bank requests, to facilitate settlements, balance and reconcile Depositor Accounts, monitor for fraudulent Financial Transactions, comply with Bank’s Bank Secrecy Act and OFAC obligations, and otherwise monitor regulatory compliance, BMTX shall keep accurate, complete, and up to date records on behalf of Bank of (a) the identity of each Depositor and the steps taken to verify such identity; (b) all charges, Financial Transactions, and fees that have been made or charged Depositor; and (c) such other information as may from time to time be required by Bank, the Joint Oversight Policies, or Applicable Law (collectively, the “Required Records”), BMTX shall retain all Required Records for a minimum time period as mandated by Applicable Law, Joint Oversight Policies or the Network Rules. All Required Records shall be accurate, and to the extent presenting financial information, kept in a manner that is consistent with accounting standards and designed to fairly present the information set forth therein. BMTX shall provide Bank access to any and all Depositor Program related records, including Required Records that Bank reasonably requests in connection with compliance with Bank’s obligations under Applicable Law or Joint Oversight Policies, which policies shall substantially be consistent with Applicable Law.

2.8Right to Audit. Bank shall have the right to conduct annual audits of BMTX and its Service Providers; provided that, additional audits may be conducted in accordance with a schedule agreed upon by the Joint Program Management Committee or as requested or required by a Regulatory Authority. Bank may conduct such audits itself or select an independent Third- Party auditor to conduct such audits. Such audits, in Bank’s or the auditor’s discretion, may include an on-site inspection of the respective facilities of BMTX and its Service Providers and a review of documents, contracts, hardware and software systems, security systems, policies and procedures, internal audit reports, System and Organization Controls (SOC) reports, other internally produced or reported risk management and compliance management documentation, and books and records of BMTX and its Service Providers. Such audits may be conducted during Business Days upon no less than thirty (30) days’ advance notice, unless a shorter notice period is requested or required by a Regulatory Authority. BMTX shall (and shall cause Service Providers to) cooperate with such audit and provide copies or access to such documents, information and personnel as necessary or reasonably helpful for Bank or the auditor to conduct such audit. Bank acknowledges that BMTX shall afford Bank only the site access and access to documentation of Service Providers available to BMTX through its contracts with Service Providers; provided that for contracts with Service Providers entered into (i) on or after the Signature Date, BMTX shall use commercially reasonable efforts to include in such contracts audit rights sufficient to permit Bank to exercise its rights under this Section 2.8; and (ii) prior to the Signature Date, BMTX shall use commercially reasonable efforts to amend such contracts at the time of renewal to the extent that such contracts do not permit Bank to exercise fully its rights under this Section 2.8. In exercising its rights under this paragraph, Bank and its representatives shall take reasonable steps to avoid disruption of the business of BMTX or its Service Provider. BMTX shall (and shall cause Service Providers to) provide to Bank and its auditor such information as Bank may request regarding BMTX, Service Provider and the Depositor Program, for purposes of performing a periodic due diligence or compliance review as permitted by Applicable Law and the Joint Oversight Policies. BMTX shall promptly remediate any issues revealed by any audit at its own expense. Bank shall bear the full expense of any audits performed by Bank under this Section 2.8, unless any such audit reveals a failure by BMTX or any Service Provider to comply with the terms of this Agreement or to comply with any Applicable Law, in which case, BMTX shall bear the full expense of such audit.

2.9Examination by Regulatory Authorities. BMTX shall (and shall cause Service Providers to) permit any Regulatory Authority to inspect, audit and examine the facilities, records, and personnel of BMTX and its Service Providers relating to the Depositor Program to ensure compliance with Applicable Law at any time during normal business hours upon reasonable notice. BMTX shall (and shall cause Service Providers to) permit any such Regulatory Authority to make abstracts of any such records directly pertaining to the subject matter of this Agreement during such an inspection, audit, or examination.

2.10Exclusivity.

(a)During the Term, BMTX shall not (and shall cause its Affiliates not to), directly or indirectly, enter into or be a party to any agreement or arrangement with any bank or financial institution, other than Bank, to provide deposit processing services in connection with or otherwise relating to the Higher Education Business (including the Student Deposit Business and the Existing Student Depositor Accounts) and BMTX hereby acknowledges and agrees, on behalf of itself and its Affiliates, that Bank shall have exclusive rights during the Term with respect to the Depositor Program and with respect to all existing and potential customers through BMTX partnerships with various Higher Education Business clients (including through the Student Deposit Business) and in connection with other customized products and services offered by BMTX.

(b)Notwithstanding Section 2.10(a), if Bank has not received all Requisite Regulatory Approvals from the FDIC by May 15, 2023, commencing on the following calendar day, BMTX shall be permitted to explore the interest of other banks or financial institutions in the Higher Education Business for the purpose of mitigating the risk that Bank does not receive all Requisite Regulatory Approvals from the FDIC by the Outside Date. BMTX shall not be permitted to enter into any binding or nonbinding agreement with any other bank or financial institution prior to the effective date of termination by either Party pursuant to Section 7.2(j) or Section 7.2(k). BMTX’s rights under this Section 2.10(b) shall expire and terminate on the day that Bank receives all Requisite Regulatory Approvals from the FDIC.

2.11Joint Program Management Committee. No later than thirty (30) days after the Signature Date, each Party shall designate individuals to serve on a standing joint program management committee (“Joint Program Management Committee”) which shall meet (including through participation by telephone or other electronic means) at least quarterly during the time this Agreement is in effect, at such times and places as the members of the Joint Program Management Committee shall agree. The initial members of the Joint Program Management Committee shall be designated in writing by each Party, which may change its designated individuals for the Joint Program Management Committee at any time and from time to time. The purpose of the Joint Program Management Committee will be to review and discuss the effectiveness of the Depositor Program as a whole and the policies and procedures implemented to ensure compliance with this Agreement, Applicable Law, Joint Oversight Policies, and the Network Rules, and to modify any such policies or procedures if Bank receives a Supervisory Objection. All members of the Joint Program Management Committee shall exercise reasonable diligence and shall cooperate fully with other members of the Joint Program Management Committee in carrying out the purposes and functions of such committee. Each Party shall pay for its own expenses incurred with respect to its participation in the Joint Program Management Committee.

2.12Joint Oversight Policies and Reporting. The Parties shall use best efforts and work together in good faith to reach an agreement on the terms of the Joint Oversight Policies and BMTX’s reporting requirements set forth in Schedule 2.2 on, or prior to, sixty (60) days after the Signature Date, unless otherwise mutually agreed upon by the Parties.

2.13BMTX Policies and Procedures. Without limiting any other obligations of BMTX:

(a)The Parties acknowledge and agree that the Depositor Program is under the principal oversight and control of BMTX. BMTX shall develop and implement policies and procedures necessary to comply with all KYC, AML and IDV rules and regulations applicable to the Depositor Accounts under Applicable Law and shall be responsible for compliance with all Applicable Law pertaining to KYC, AML and IDV in connection with the Depositor Program and for maintaining appropriate record-keeping relating to the foregoing. Such policies and procedures, which shall be in effect prior to enrolling potential Depositors in a Depositor Account, are subject to prior approval by Bank. Any material changes to such policies or procedures must be approved in writing in advance by Bank. If Bank in its reasonable discretion determines that changes to such policies or procedures are necessary or advisable (including because such policies do not comply with any Applicable Law or the Risk Management Considerations or as otherwise determined by Bank to be necessary to fulfill its oversight and diligence responsibilities under Applicable Law or the Risk Management Considerations), the Parties shall promptly modify such policies or procedures as directed by Bank.

(b)Prior to enrolling any potential Depositors in a Depositor Account, BMTX shall develop and implement an identity theft prevention program (“IDTP”) designed to detect, prevent and mitigate identity theft in connection with the Depositor Program. The IDTP shall be designed to comply with the provisions of 12 CFR 41.90-41.91 and the Interagency Guidelines on Identity Theft Detection, Prevention, and Mitigation set forth at Appendix J to 12 CFR Part 41. BMTX shall submit the proposed IDTP to Bank for its prior approval, which approval shall not be unreasonably delayed, conditioned or withheld. If Bank in its reasonable discretion determines that changes to the IDTP are reasonably required to comply with any Applicable Law or the Risk Management Considerations, the Parties shall promptly modify the IDTP as directed by Bank.

(c)Each Party shall develop, implement and maintain a comprehensive information security program designed to meet the objectives of the security and confidentiality guidelines of the federal banking agencies’ Interagency Guidelines Establishing Standards for Safeguarding Customer Information and the Interagency Guidelines Establishing Information Security Standards, including the implementation of appropriate policies, procedures and other measures designed to protect against unauthorized access to or use of Protected Information associated with the Bank services maintained or used by BMTX that could result in substantial harm or inconvenience to any Depositor and the proper disposal of Protected Information, and to ensure compliance with 12 CFR Part 304, Subsection C. Each Party shall conduct regular testing of its security systems and safeguards, including penetration testing and vulnerability scans, and BMTX shall promptly provide Bank the results of all penetration testing and vulnerability scan. Each Party shall further develop and maintain a response program in accordance with the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice and, in accordance with such program, shall take appropriate actions to address incidents of unauthorized access to Protected Information or other information, including notification to the other Party and the Depositors as soon as reasonably possible following any such incident related to or affecting a Depositor. Each Party shall further use commercially reasonable efforts to ensure that any Service Provider having access to Protected Information as part of the provision of the Bank services shall maintain similar security measures and response programs.

2.14Service Providers. BMTX may outsource to, or otherwise subcontract with, Third Parties for the performance of any of BMTX’s duties under this Agreement (each such Third Party, a “Service Provider”); provided that use of any such Service Providers shall not release BMTX of its obligations to Bank under this Agreement, and BMTX shall remain fully responsible and liable to Bank for all acts and omissions of any Service Provider as if they were acts or omissions of BMTX itself and for any breach of this Agreement caused by such Service Providers. The activities of Service Providers, to the extent such activities are substantial and material to the Depositor Program, as determined by Bank in its sole discretion, will be subject to the Bank’s vendor management policies to the same extent that BMTX is subject to such program and policies, and such Service Provider will be deemed a “Material Service Provider.” Service Providers to be used initially by BMTX for certain services that are substantial and material to the Depositor Program are set forth in Schedule 2.14. Material Service Providers that are in compliance with the Bank’s vendor management policies, Applicable Law and the Risk Management Considerations, as

determined by Bank in its sole discretion, will be approved. Bank shall provide reasonable notice to BMTX of any material changes to Bank’s vendor management policies.

2.15Guaranty; Joint and Several Liability. BMT hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Bank, the full and timely payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed or credited by BMTX under or relating to this Agreement, including causing any Affiliates of BMT to provide any services under this Agreement, plus all costs, expenses and fees (including the reasonable fees and expenses of Bank’s counsel) in any way relating to the enforcement or protection of Bank’s rights under this Agreement. BMT shall be jointly and severally liable for any breach of any representation, warranty, term, covenant, provision or condition of BMTX or any Service Provider under this Agreement.

2.16Ownership of Data.

(a)Except as otherwise provided in this Agreement, as between the Parties, Bank shall own all Depositor Account Data, and shall have all rights, powers and privileges with respect thereto. Bank hereby grants BMTX the worldwide, perpetual right to use Depositor Account Data in accordance with the privacy notices applicable to the Depositor Account Data for the purpose of fulfilling BMTX’s obligations in this Agreement. BMTX shall ensure its use and sharing of Depositor Account Data is in compliance with Applicable Law and is properly described in applicable privacy notices or Deposit Account terms and conditions made available to each applicable Depositor. Upon transfer of any Depositor Account to a Successor Bank in accordance with Section 7.4, Bank agrees to assign all right, title and interest in and to the associated Depositor Account Data to BMTX, subject only to Bank’s right to retain copies of Depositor Account Data and use the same only in compliance with Applicable Law. For all Depositor data or information obtained by BMTX independent of the Depositor Program, as between the Parties, BMTX shall own all such data. To the extent that any such data overlaps with or is duplicative of Depositor Account Data under the Depositor Program, BMTX shall ensure its use and sharing of such data is in compliance with Applicable Law and is properly described in any privacy notices or Deposit Account terms and conditions made available to each applicable Depositor. Additionally, BMTX hereby grants Bank the worldwide, perpetual right to use such data in accordance with the privacy notices applicable to such data for the purpose of fulfilling Bank’s obligations in this Agreement.

(b)For purposes of this Section 2.16, “Depositor Account Data” means any and all information related to a Depositor Account that is obtained from a Depositor, obtained, generated or created in connection with establishing a Depositor Account, or obtained, generated or created as a result of processing, transaction, servicing and maintenance activities conducted in connection with a Depositor Account, including: (i) Protected Information; (ii) transaction data; (iii) any and all documentation relating to a Depositor Account, including checks, notices, correspondence, instruments, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions; (iv) customer service and collections data; and (v) telephone logs and records.

SECTION 3 PROGRAM ECONOMICS

3.1Direct Operating Costs. BMTX shall reimburse Bank’s direct costs to operate the Depositor Program including: any fees charged by the Federal Reserve Bank, ACH, wire and other processing and transmission fees, data processing (FIS) expenses (including Depositor Program implementation fees), Network assessment fees (net of any rebates or incentives), check processing fees, ATM fees and any other fees arising from the flow of funds to and from Bank related to Depositor Accounts; provided that BMTX shall not be responsible for audit and regulatory fees with respect to the Depositor Program or for Federal Reserve Bank or Network fees related to Depositor Accounts. All of the operating costs that are required to be reimbursed to Bank by BMTX pursuant to this Section 3.1 are referred to as the “Operating Costs.”

3.2Program Revenues and Fees. Each Party will be entitled to and responsible for those fees and charges set forth in Schedule 3.2, payable at the frequency set forth in Schedule 3.2. The compensation in Schedule 3.2 is in addition to reimbursement of costs and fees set forth in Section 3.1.

3.3Other Costs and Expenses; Payments. Except as otherwise specifically provided in this Agreement, including with respect to the Operating Costs and the Other Costs and Expenses set forth in Schedule 3.2, the Parties shall each be responsible for their own costs and expenses.

SECTION 4 REPRESENTATIONS OF BANK

Bank represents and warrants to BMTX as follows:

4.1Organization, Good-Standing and Conduct of Business. Bank is a bank, duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full power and authority and all necessary governmental and regulatory authorizations to own its properties and assets and to carry on its business as it is presently being conducted.

4.2Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of Bank are required or necessary to authorize this Agreement.

4.3Bank Marks. Bank is the owner or licensor of the Bank Marks set forth in Schedule 6.9(b) and has the right, power and authority to license or sublicense to BMTX and authorized designees such Bank Marks, as contemplated by this Agreement, and the use of the Bank Marks by BMTX and authorized designees as contemplated by, and in accordance with, this Agreement does not: (a) violate any Applicable Law; or (b) infringe upon the rights of any Person.

4.4Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of Bank, enforceable against Bank in accordance with its terms, subject to:
(i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally; (ii) Applicable Laws relating to the safety and soundness of depository institutions; and (iii) general principles of equity.

4.5Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will:

(i) result in a material breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Bank is a party or by which it may be bound; (ii) violate any provision of any Applicable Law or the Network Rules; or (iii) violate any provisions of Bank’s Articles of Incorporation or Bylaws.

4.6Necessary Approvals. Except for regulatory approvals applicable solely to financial institutions (which approvals, if any, are determined by Bank to be required), no consent, approval, authorization, registration or filing (excluding any such filings with the SEC) with or by any Regulatory Authority is required on the part of Bank in connection with the execution and delivery of this Agreement or the consummation by Bank of the transactions contemplated hereby.

4.7Liabilities and Litigation. There are no claims, actions, suits or proceedings pending or, to Bank’s knowledge; threatened against Bank, at law or in equity, before or by any Regulatory Authority, an adverse determination of which could have a Material Adverse Effect on the Depositor Program, and Bank knows of no basis for any of the foregoing. There is no Order of any Regulatory Authority affecting Bank or to which Bank is subject.

4.8Disclosure. Neither Bank nor any principal of Bank has been subject to any administrative or enforcement proceedings commenced by any Regulatory Authority, or any restraining order, decree, injunction or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Bank or any principal thereof. For purposes of this Section 4.8, the word “principal” means any executive officer or director of Bank.

4.9FDIC Insurance. As of the Signature Date Bank is FDIC insured to the maximum extent permitted under Applicable Law.

4.10Well Capitalized. As of the Signature Date Bank is designated “Well Capitalized” under the Prompt Corrective Action provisions of the Federal Deposit Insurance Act and all regulations and guidelines with respect thereto.

4.11Continuing Accuracy. The representations and warranties made by Bank in this Agreement shall continue to be accurate and shall remain in full force and effect throughout the Term and Transition Period.

4.12Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BANK DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THOSE RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND THOSE ARISING OUT OF COURSE OF DEALING, USAGE OR TRADE.

SECTION 5 REPRESENTATIONS OF BMTX

BMTX represents and warrants to Bank as follows:

5.1Organization, Good-Standing and Conduct of Business. BMTX is a corporation, duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and has full power and authority and all necessary governmental and regulatory authorizations to own its properties and assets and to carry on its business as is presently being conducted.

5.2Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of BMTX are required or necessary to authorize this Agreement.

5.3BMTX Marks. BMTX is the owner or licensor of the BMTX Marks set forth in Schedule 6.9(c) and has the right, power and authority to license or sublicense to Bank and authorized designees such BMTX Marks, as contemplated by this Agreement, and the use of the BMTX Marks by Bank and authorized designees as contemplated by, and in accordance with, this Agreement does not: (a) violate any Applicable Law; or (b) infringe upon the rights of any Person.

5.4Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of BMTX, enforceable against BMTX in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws now or hereafter in effect relating to rights of creditors or the relief of debtors generally; and (ii) general principles of equity.

5.5Good Standing. Neither BMTX nor any executive officer or director of BMTX has been subject to the following:

(a)criminal conviction (except minor traffic offenses and other petty offenses) in the United States of America or in any foreign country;

(b)Federal or state tax lien or any foreign tax lien;

(c)except as set forth in Schedule 5.5, an Order, not subsequently reversed, suspended or vacated, by the SEC, any state securities Regulatory Authority, Federal Trade Commission, federal or state bank regulatory or any other Regulatory Authority in the United States or in any other country relating to an alleged violation of any federal or state securities law or regulation or any law or regulation respecting financial institutions; or

(d)restraining Order in any proceeding or lawsuit, alleging fraud or deceptive practices on the part of BMTX or any such executive officer or director.

5.6Financial Statements. BMTX has delivered to Bank complete and correct copies of its balance sheets and related statements of income and cash flow. BMTX’s financial statements, subject to any limitation stated therein, which have been or which hereafter will be furnished to Bank to induce it to enter into and maintain this Agreement do or will fairly represent the financial condition of the BMTX. The financial statements have been and will be prepared in accordance with GAAP, as consistently applied, and in accordance with all pronouncements of the Financial Accounting Standards Board, except that non-audited financials are without notes, and are subject to normal year-end adjustments.

5.7Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will:
(i) result in a material breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which BMTX is a party or by which it may be bound; (ii) violate any provision of any Applicable Law or the Network Rules; (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of BMTX; or (iv) violate any provisions of BMTX’s Certificate of Incorporation or Bylaws.

5.8Necessary Approvals. No consent of any Person (including any stockholder or creditor of BMTX), and no consent, approval, authorization, registration or filing (excluding any such filings with the SEC) with or by any Regulatory Authority is required on the part of BMTX in connection with the execution and delivery of this Agreement or the consummation by BMTX of the transactions contemplated hereby.

5.9Liabilities and Litigation. There are no claims, actions, suits or proceedings pending or, to BMTX’s knowledge, threatened against BMTX, at law or in equity, before or by any Regulatory Authority, an adverse determination of which could have a Material Adverse Effect on the business or operations of BMTX (including its ultimate ownership of the business), the Depositor Program or the Existing Depositor Programs, and BMTX knows of no basis for any of the foregoing. There is no Order of any Regulatory Authority affecting BMTX or to which BMTX is subject.

5.10Disclosure. Neither BMTX nor any principal of BMTX has been subject to any administrative or enforcement proceedings commenced by any Regulatory Authority, or any restraining order, decree, injunction or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of BMTX or any principal thereof. For purposes of this Section 5.10, the word “principal” means any executive officer or director of BMTX.

5.11Continuing Accuracy. The representations and warranties made by BMTX in this Agreement shall continue to be accurate and shall remain in full force and effect throughout the Term and Transition Period.

5.12Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BMTX DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THOSE RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND THOSE ARISING OUT OF COURSE OF DEALING, USAGE OR TRADE.

SECTION 6
CONFIDENTIALITY; DATA PROTECTION; INTELLECTUAL PROPERTY

6.1Confidential Information.

(a)Each Party shall (and shall cause its Affiliates to) hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by Applicable Law, all Confidential Information of the other Party and not disclose the same to any Person, except as otherwise provided in this Agreement. Each Party shall use the Confidential Information of the other Party only for the purpose of and in connection with the performance of its obligations under this Agreement and not for any other purpose. Each Party shall protect the Confidential Information of the other Party from unauthorized use and disclosure using at least the same degree of care that it utilizes with respect to its own similar confidential or proprietary information, but in any event, using no less than a reasonable standard of care.

(b)Neither Party shall disclose any Confidential Information of the other Party to any Person without the prior written consent of such other Party, except that a Party may disclose such Confidential Information without such other Party’s prior written consent to such Party’s officers, directors, employees, Third-Party service providers (including the Service Providers), agents, consultants or legal advisors (collectively, “Representatives”), in each case, who: (i) have a reasonable need to access such Confidential Information in connection with the Depositor Program; and (ii) agree to be bound by the provisions of this Section 6 and maintain the existence of this Agreement and the nature of their obligations hereunder strictly confidential. Each Party shall be responsible for any breach of this Agreement by its Representatives.

(c)During the Term and a period of one (1) year thereafter, each Party shall hold the Confidential Information of the other Party in confidence and shall not make such Confidential Information available in any form to any Third Party or use the other Party’s Confidential Information for any purpose other than for the performance of its obligations hereunder. The Parties agree to safeguard and maintain in strict confidence any information relating to the other’s business or to the business of such other Party’s customers coming into such party’s possession in connection with the negotiation of this Agreement and each Party further agrees to use such information only for the purposes of such negotiations. No Party shall obtain any proprietary rights in any such Confidential Information which has been or at any time after the date hereof is disclosed by the other Party.

6.2Return of Confidential Information. Upon the written request of a disclosing Party, which may be made at any time or from time to time, the receiving Party shall, or shall cause its Representatives to, promptly return or (at the receiving Party’s election) destroy all Confidential Information provided by the disclosing Party. The receiving Party may retain a copy of such Confidential Information for such period of time necessary to comply with its record retention policy, Applicable Law or Network Rules, and in such cases, the receiving Party’s obligation to treat such Confidential Information as confidential under this Section 6 shall remain until such Confidential Information has been destroyed in accordance with the applicable policy or rule. In the event of such written request by a disclosing Party, all documents, analyses, studies or other materials prepared by the receiving Party or its Representatives that contain or reflect Confidential Information of the disclosing Party shall be returned to the disclosing Party and no copies thereof shall be retained except as may otherwise be required to be retained pursuant to Applicable Law.

6.3Required Disclosures. Nothing in this Agreement will be interpreted as preventing or impairing a Party from disclosing any information: (a) pursuant to a subpoena or court Order;
(b) pursuant to judicial or governmental process issued by a Regulatory Authority; or (c) required by any Regulatory Authority in connection with an examination of such Party; provided that, with respect to disclosure described in clause (a) or (b) that would involve the other Party’s Confidential Information, (i) such disclosure with respect to such Confidential Information shall be limited to the minimum acceptable level of disclosure; (ii) such Party, unless prohibited by Applicable Law, shall notify such other Party of the imminent disclosure of such Confidential Information as soon as is practicable; and (iii) such Party shall cooperate, at the sole cost and expense of such other Party, with such other Party’s efforts to minimize or prevent such disclosure of such Confidential Information.

6.4Injunctive Relief. Each Party acknowledges that remedies at law may be inadequate to protect the other against actual or threatened breach of the provisions of this Section 6. Without prejudice to any other rights and remedies available to a Party hereunder, each Party hereby consents to the granting of injunctive relief in the other Party’s favor, without proof of actual damages, in the event of an actual or threatened breach hereof with respect to Confidential Information provided by such other Party.

6.5Consumer Information and Program Security. Each Party acknowledges that Applicable Law, including the Gramm-Leach Bliley Act of 1999, as amended, and the regulations promulgated thereunder (collectively, the “GLB Act”) imposes certain obligations on financial institutions with respect to the confidentiality of customer data, including “nonpublic personal information,” as such term is defined in the GLB Act (collectively, such data and information, “Protected Information”). Each Party hereby agrees that, in addition to, and without limiting the generality of the confidentiality provisions contained in this Agreement, it shall keep all such Protected Information confidential and shall maintain and use such Protected Information only for the purposes of this Agreement, or as otherwise permitted in accordance with all Applicable Laws, including but not limited to the GLB Act. Without limiting the generality of the foregoing, each Party acknowledges and agrees that it is familiar with, and shall fully comply with, the reuse and redisclosure limitations contained in the GLB Act as they relate to the Depositor Program. Regardless of whether BMTX or its Representatives are otherwise subject to the GLB Act, Bank and BMTX and each of their respective Representatives shall fully comply with all requirements of the GLB Act or applicable state laws with respect to any Protected Information received or accessed in connection with the Depositor Program, has implemented, and shall continue to implement, support, and maintain, commercially reasonable security measures to secure against unauthorized access or damage to Depositor information and other Protected Information (collectively, the “Security Measures”).

6.6Written Policies. BMTX shall provide Bank with copies of written policies of BMTX regarding the safeguarding the security of Protected Information promptly upon Bank’s request, in addition to any other Security Measure, BMTX and Bank shall maintain an IDTP designed to detect, prevent, and mitigate identity theft in connection with the Depositor Program. The IDTP shall be designed to comply with the provisions of Applicable Law and the Joint Oversight Policies, including the federal banking agencies’ Interagency Guidelines on Identity Theft Detection, Prevention, and Mitigation, 12 CFR Part 30, App. B.

6.7Computer-Security Incident. Subject to the terms below regarding breaches with respect to Protected Information: (a) BMTX shall notify Bank as soon as possible after determining that a “computer-security incident” (as such term is defined in 12 CFR Part 304, Subsection C) has occurred and promptly provide Bank with information adequate or sufficient for Bank to satisfy its notification obligations under 12 CFR Part 304, Subsection C, but in any event, BMTX shall inform Bank of the nature of the security breach, material incursion or intrusion, what

Protected Information has been or may be compromised, and the extent, if any, that such Protected Information has been or may be compromised; and (b) Bank shall notify BMTX as soon as possible after determining that a “computer-security incident” has occurred. The foregoing notification by a Party must be made by telephone, followed by email or text message, to the other Party’s appropriate designated notification Person pursuant to the communication protocol approved by the Joint Program Management Committee. In such a case, BMTX or Bank, as applicable, will provide an appropriate response in consultation with the other Party, which may include notification of Depositors or law enforcement. BMTX or Bank, as applicable, shall keep the other Party informed of the corrective measures taken and the time for completing such corrective measures.

6.8Disaster Recovery. Each Party shall prepare and maintain appropriate disaster recovery, business resumption, and contingency plans in compliance with Applicable Law, and reasonably acceptable to the other Party. Such plans shall be sufficient to enable the Party to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of such Party’s facilities or operations, utility or communication failures, or similar interruptions of operations, or of any necessary Third Party. Each Party shall make available to the other information related to its disaster recovery, business resumption and contingency plans, as well as making available any material changes thereto. Each Party shall regularly test disaster recovery, business resumption, and contingency plans as it deems reasonably appropriate and prudent in light of the nature and scope of the respective Party’s activities and operations and its obligations hereunder. Such testing shall be conducted no less frequently than once per calendar year, and each Party shall promptly provide the other Party with the results thereof upon request. In the event of testing of the Disaster Recovery Plan or in the event of a declared disaster, BMTX and Bank agree to promptly notify the other Party by telephone, followed by email or text message, to the appropriate designated notification Person pursuant to the communication protocol approved by the Joint Program Management Committee as soon as possible after the test commences and when the test concludes an promptly upon any declaration of a disaster by either Party.

6.9Intellectual Property Ownership and Licenses.

(a)Reservation of Rights. Except for the express licenses and other rights set forth in this Agreement, each Party retains all rights, title and interest in and to the intellectual property and proprietary rights owned by it, and neither Party is granted, whether by implication, estoppel or otherwise, any rights, title or interest in or to the other Party’s intellectual property or proprietary rights.

(b)Bank Marks. Bank hereby grants to BMTX a limited, non-exclusive, non- transferable, non-sublicensable, royalty-free license to use, reproduce and display the Marks identified in Schedule 6.9(b) (collectively, the “Bank Marks”) solely in connection with the activities undertaken pursuant to this Agreement. BMTX shall only use the Bank Marks: (i) in a manner that will not dilute the value of the Bank Marks; and (ii) in strict compliance with Applicable Laws, Joint Oversight Policies, Network Rules and this Agreement. BMTX shall not use the Bank Marks in any way that might result in confusion as to the separate and distinct identities of Bank and BMTX. BMTX acknowledges and agrees that all intellectual property and proprietary rights of Bank, including the Bank Marks and any goodwill which accrues because of BMTX’s use of the Bank Marks, are and shall remain the sole and exclusive property of Bank. All use by BMTX of the Bank Marks will be subject to any applicable usage and style guides or limitations, including any Graphic Standards, as from time to time provided by Bank. Without limiting the foregoing, prior to using a Mark licensed hereunder, BMTX shall provide written notice to Bank setting forth exemplars of the intended design and a description of the intended use, and within five (5) Business Days of receipt of such notice, Bank shall either approve the design and allow use or identify the reason for withholding its approval. In the event that use is not approved, the Parties shall cooperate to find an acceptable design or use. Upon the effective date of termination of this Agreement, the license granted to BMTX in the Bank Marks shall immediately terminate and BMTX shall immediately cease and desist all new use of the Bank Marks; provided that any then-existing use of such Bank Marks in connection with any Depositor Program-related materials, including Debit Cards and other plastics, shall be permitted until ninety (90) days after the effective date of termination of this Agreement. BMTX further agrees not to contest or take any action, whether during or following the Term, in opposition to any Mark of Bank or its Affiliates or to use, employ or attempt to register any Mark which is similar to any Mark of Bank or its Affiliates.

(c)BMTX Marks. BMTX hereby grants to Bank a limited, non-exclusive, non- transferable, non-sublicensable, royalty-free license to use, reproduce and display the Marks identified in Schedule 6.9(c) (collectively, the “BMTX Marks”) solely to the extent necessary for Bank to exercise, perform and comply with its rights and obligations under this Agreement and in connection with the activities undertaken pursuant to this Agreement. Bank shall only use the BMTX Marks: (i) in a manner that will not dilute the value of the BMTX Marks; and (ii) in strict compliance with Applicable Laws, Joint Oversight Policies, Network Rules and this Agreement. Bank shall not use the BMTX Marks in any way that might result in confusion as to the separate and distinct identities of Bank and BMTX. Bank acknowledges and agrees that all intellectual property and proprietary rights of BMTX, including the BMTX Marks and any goodwill which accrues because of Bank’s use of the BMTX Marks, are and shall remain the sole and exclusive property of BMTX. All use by Bank of the BMTX Marks will be subject to any applicable usage and style guides or limitations as from time to time provided by BMTX. Without limiting the foregoing, prior to using a Mark licensed hereunder, Bank shall provide written notice to BMTX setting forth exemplars of the intended design and a description of the intended use, and within five (5) Business Days of receipt of such notice, BMTX shall either approve the design and allow use or identify the reason for withholding its approval. In the event that use is not approved, the Parties shall cooperate to find an acceptable design or use. Upon the effective date of termination of this Agreement, the license granted to Bank in the BMTX Marks shall immediately terminate and Bank shall immediately cease and desist all new use of the BMTX Marks; provided that any then-existing use of such BMTX Marks in connection with any Depositor Program-related materials, including Debit Cards and other plastics, shall be permitted until ninety (90) days after the effective date of termination of this Agreement. Bank further agrees not to contest or take any action, whether during or following the Term, in opposition to any Mark of BMTX or its Affiliates or to use, employ or attempt to register any Mark which is similar to any Mark of BMTX or its Affiliates.

(d)No Joint Intellectual Property. The Parties shall not be obligated to jointly develop any technology in connection with this Agreement and shall use best efforts not to do so. If the Parties, in their sole discretion, determine to jointly develop any technology or intellectual property, the Parties shall first enter into a separate and binding written agreement confirming the scope of such joint development efforts and the respective rights of the Parties in any jointly developed technology, including ownership of the intellectual property and proprietary rights in any such jointly developed technology including any ideas, technology, designs, know-how, methods or processes jointly developed. For the avoidance of doubt, in connection with this Agreement, neither Party grants to the other Party any rights or licenses, expressed or implied, relating to such Party’s own technology or intellectual property or proprietary rights unless otherwise specifically set forth in a written agreement between the Parties.

SECTION 7
TERM AND TERMINATION

7.1Term. The initial term of this Agreement will commence on the Signature Date and, unless earlier terminated in accordance with Section 7.2 (including termination by BMTX pursuant to Section 7.2(h) in the event BMTX experiences a Change of Control), continue until the date that is four (4) years after the Effective Date (the “Initial Term”). After the Initial Term, this Agreement will renew automatically for additional two (2)-year successive terms (each, a “Renewal Term”), unless either Party provides written notice of non-renewal to the other Party at least one hundred twenty (120) days prior to the termination of the Initial Term or then current Renewal Term, as the case may be (the Initial Term and any Renewal Terms, collectively, the “Term”).

7.2Termination. This Agreement may be terminated prior to the end of the Term under the following circumstances:

(a)at any time upon the written agreement of the Parties, specifying a mutually agreed upon termination date;

(b)by either Party, upon at least thirty (30) days’ written notice to the other Party, in the event of an Event of Default by the other Party;

(c)by either Party, immediately upon written notice to the other Party, upon:
(i) the direction of any Regulatory Authority or the advice of outside legal counsel that continuation of the Depositor Program violates, or would reasonably be expected to violate, Applicable Law or the Network Rules; and (ii) the inability of the Parties to amend this Agreement to avoid the violation of Applicable Law or the Network Rules;

(d)by Bank, upon at least thirty (30) days’ written notice to BMTX, if a Regulatory Authority determines that the continued performance of Bank’s obligations under this Agreement is not consistent with safe and sound banking practices;

(e)by either Party, upon at least thirty (30) days’ written notice to the other Party, upon the other Party: (i) voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law; (ii) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets; (iii) making a general assignment for the benefit of creditors; or (iv) taking formal action for the purpose of effecting any of the foregoing;

(f)by either Party, upon at least thirty (30) days’ written notice to the other Party, upon the commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking:
(i) relief in respect of the other Party or of a substantial part of its property or assets under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver (including the FDIC), trustee, custodian, sequestrator or similar official for the other Party or for a substantial part of its property or assets; or (iii) the winding up or liquidation of the other Party, in any case, if such proceeding or petition shall continue un-dismissed for thirty (30) days or an Order approving or ordering any of the foregoing shall be entered;

(g)by either Party, in the event of a Supervisory Objection that, after going through the process described below, in either Party’s good faith judgment requires such Party to terminate its obligations under this Agreement, such Party may terminate this Agreement upon at least sixty (60) days’ written notice to the other Party or such shorter notice as may be required by a Regulatory Authority; provided that in the event either Party becomes aware of a Supervisory Objection, such Party shall, as soon as reasonably practicable and prior to any termination by it of this Agreement, (i) provide the other Party, to the extent permitted by Applicable Law, with a written certification from an officer of the Party summarizing such Supervisory Objection; and (ii) with the reasonable cooperation of such other Party, use its reasonable best efforts to respond to and challenge any such Supervisory Objection, including, if necessary, proposing and implementing mutually agreed upon modifications to the Depositor Program that will satisfy the Regulatory Authority. If the Parties cannot address the Regulatory Authority’s concerns to the Regulatory Authority’s satisfaction within sixty (60) days of written notice by a Party of the Supervisory Objection, or the expenses associated with implementing modifications necessary to satisfy the Regulatory Authority will result in significant economic hardship to either Party, this Agreement may be terminated in accordance with the foregoing;

(h)by BMTX, at any time on or after the date that is three (3) years after the Effective Date, upon at least one hundred twenty (120) days’ written notice to Bank, if BMTX, on or after such date, experiences a Change of Control;

(i)by Bank, at any time during the Term, upon at least one hundred twenty
(120) days’ written notice to BMTX, if BMTX experiences a Change of Control;

(j)by either Party, immediately upon written notice to the other Party, in the event: (i) (A) the FDIC has denied any required regulatory approvals in connection with the Depositor Program, including denial of the application by Bank for a primary purpose exception to the brokered deposits rule (the “Requisite Regulatory Approvals”), and such denial has become final, or the FDIC has advised Bank that FDIC will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval; or (B) FDIC shall have requested that Bank withdraw (other than for technical reasons), and not be permitted to resubmit within sixty (60) days, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 7.2(j)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such denial, lack of grant or request; or (ii) any Applicable Law or Order permanently restraining, enjoining or otherwise prohibiting the Depositor Program contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.2(j)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Applicable Law or Order; and

(k)by either Party, immediately upon written notice to the other Party, in the event that the Requisite Regulatory Approvals shall not have been consummated by July 15, 2023 (the “Outside Date”), if the failure to consummate the transactions contemplated hereby on or before the Outside Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 7.2(k).

7.3Effects of Termination. In the event of termination of this Agreement for any reason:

(a)Any amounts due and owing from one Party to the other Party shall be promptly paid in full, including, with respect to BMTX, any Make-Whole Payment required to be paid to Bank pursuant to Schedule 3.2 in connection with a termination of this Agreement pursuant to Section 7.2(h); and

(b)This Section 7.3 and Section 1, Section 2.5(c)(i), Section 2.7, Section 2.9, Section 2.15, Section 2.16, Section 3 (solely to the extent that any payment obligations or cost reimbursements remain outstanding), Section 6 (except that Section 6.9(b) and Section 6.9(c) shall survive termination solely for the period set forth therein), Section 7.4, Section 8.3, Section 8.4, Section 8.5, Section 9, Section 10, Section 11 and Section 12 shall survive termination, and any termination hereof shall not preclude any Party hereto from recovering any legal or equitable damages or relief to which it is entitled.

7.4Post-Termination Transition and Wind-Down.

(a)In the event this Agreement is terminated, BMTX may elect to (i) transition the Depositor Program in accordance with Applicable Law to an alternative insured depository institution or (ii) wind down the Depositor Program within the Transition Period. In such event, BMTX shall provide written notice to Bank of its election to transition or wind down the Depositor Program no later than thirty (30) days after the effective date of termination of this Agreement. Unless otherwise required by Applicable Law or any Regulatory Authority, the Parties shall cooperate in good faith to wind down or transition the Depositor Program (in accordance with any notice of election provided by BMTX) in a commercially reasonable manner as soon as reasonably possible to provide for a smooth and orderly transition or wind-down. The Parties shall service the Depositor Accounts in accordance with the terms of this Agreement that apply prior to its termination for a period up to one hundred eighty (180) days after the effective date of termination, or as mutually agreed to in writing by authorized representatives of each Party, in order to smoothly transition or wind down all activities under this Agreement (“Transition Period”); provided that in the event of a termination by either Party pursuant to Section 7.2(b), Section 7.2(e) or Section 7.2(f), or in the event of a termination by Bank pursuant to Section 7.2(c), Section 7.2(d) or Section 7.2(g), the Transition Period shall be reduced to ninety (90) days. Termination of this Agreement shall not relieve any obligations of the Parties, including the corresponding payment obligations, during the Transition Period.

(b)In the event BMTX provides notice of its election to transition Depositor Accounts to another insured depository institution, Bank’s obligations during the Transition Period will include: (i) taking all required regulatory steps necessary to cause the transfer of all Deposits at Bank to another federally-insured financial institution designated by BMTX, which institution shall assume responsibility for all obligations and liabilities in connection with such Deposits which arise after transfer to such successor bank (such institution, a “Successor Bank”), including those with respect to payment of the Deposit funds to Depositors and settlement of transactions with the appropriate Networks; (ii) making any and all regulatory filings necessary to effect the transition of its undertakings in connection with this Agreement to such Successor Bank (excluding those filings and approvals required to be made by Successor Bank); (iii) assigning all of Bank’s rights, duties and obligations with respect to the Depositor Program pursuant to this Agreement, and Bank’s relationship with each Depositor to such Successor Bank; (iv) making all filings and taking all other actions necessary for Bank to transfer the related BINs to such Successor Bank; (v) executing and delivering, if necessary or appropriate, transfer agreement containing terms and conditions generally consistent with banking industry practice for the transfer of Deposits between institutions; and (vi) executing such other documents as may reasonably be requested by BMTX, or necessary for Bank to perform its obligations under this Section 7.4(b). Bank’s obligations described above will be completed as soon as reasonably practicable after BMTX provides notice of its election to transition the Deposits to a Successor Bank.

(c)In the event BMTX provides notice of its election to wind down the Depositor Program, the Parties agree to use the following process or such other similar processes that are mutually agreed by Bank and BMTX at such time:

(i)As soon as reasonably possible after delivery of BMTX’s notice of election, BMTX will provide to Bank in writing a proposed wind down plan, including a proposed timeline, which shall designate a schedule of dates as of which the Depositor Program will be wound down. Bank and BMTX shall meet promptly thereafter (which meeting may occur telephonically) to finalize a mutually-agreed wind down plan. Such plan shall be agreed and implemented to completion within the Transition Period; and

(ii)Bank and BMTX shall continue to be bound by, and comply with, the terms of this Agreement and perform all of their obligations hereunder during the Transition Period until (x) such time as all Depositor Accounts and Debit Cards expire or are canceled pursuant to, and consistent with, the Depositor Agreement, or (y) such earlier date, as permitted by Applicable Law, as mutually agreed by Bank and BMTX in writing.

(iii)In the event BMTX fails to: (i) provide timely an effective notice of its intention to terminate or wind down the Depositor Program; or (ii) complete the assignment of the Deposits to a Successor Bank within the Transition Period, the Parties shall work together to wind down the Depositor Program in accordance with Applicable Law.

(iv)In the event that BMTX substantially ceases operations prior to (i) transitioning the Depositor Program in accordance with Applicable Law to an alternative insured depository institution; or (ii) winding down the Depositor Program, BMTX shall continue to cooperate with Bank and any Regulatory Authority to facilitate the orderly distribution of Depositor funds or, at Bank’s election, the assumption of Depositor Accounts by Bank (at which time such accounts would cease to be Depositor Accounts governed by this Agreement).

(d)BMTX shall be responsible for all reasonable and documented costs and expenses of the Parties with respect to the performance of their respective obligations hereunder in connection with any transition or wind down.

7.5Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)A Party shall fail to make a payment of any material amount due and payable pursuant to this Agreement, except for amounts disputed in good faith, and such failure shall remain unremedied for a period of ten (10) days after the other Party shall have given written notice thereof, provided that for an amount to be excluded from the above as disputed in good faith, the Party disputing such amount must: (i) provide prompt (but in any event, within ten (10) days after the amount becomes due) notice of such dispute; (ii) include in such notice, a reasonably detailed explanation of the reasons why such amount is disputed; (iii) work cooperatively, expeditiously and always in good faith with the other Party to resolve any such dispute; and (iv) if such dispute is not resolved within thirty (30) days of delivery of the notice required by clause (i) above, post a bond or deposit into an escrow account the disputed amount on terms reasonably satisfactory to the Parties.

(b)A Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement, and: (i) such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof; and (ii) such failure shall either have a material and adverse effect on the Depositor Program or Bank’s Marks licensed or sub-licensed hereunder, materially diminish the economic value of the Depositor Program to the other Party, or otherwise have a material and adverse effect on the other Party.

(c)Any representation or warranty contained in this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed; and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty
(30) days after the other Party shall have given written notice thereof; and (ii) such failure shall either have a material and adverse effect on the Depositor Program, materially diminish the economic value of the Depositor Program to the other Party or otherwise have a material and adverse effect on the other Party.

(d)Bank fails to perform, satisfy or comply with any Applicable Law and such failure shall either have a Material Adverse Effect on the Depositor Program or the BMTX Marks licensed hereunder, materially diminish the economic value of the Depositor Program to BMTX or otherwise have a Material Adverse Effect on BMTX.

(e)BMTX fails to perform, satisfy or comply with any Applicable Law and such failure shall either have a Material Adverse Effect on the Depositor Program or the Bank Marks licensed hereunder, materially diminish the economic value of the Depositor Program to Bank or otherwise have a Material Adverse Effect on Bank.

(f)Core EBITDA for BMT is less than zero for two (2) consecutive calendar quarters during the Term. For purposes of this paragraph, Core EBITDA shall be calculated using the financial statements contained in the periodic reports that BMT files with the SEC. In the event that BMT is no longer required to file (or does not timely file) reports with the SEC, then BMT shall provide quarterly and annual financial statements to Bank within seventy five (75) days after the end of each calendar quarter.

SECTION 8
TRANSFER OF EXISTING DEPOSITOR ACCOUNTS

8.1Initial Transfer of Existing Student Depositor Accounts. As of the Signature Date, BMTX, through its relationship with Customers Bank (the original sponsor bank of the Existing Depositor Programs), services approximately Five Hundred and Twenty Five Million Dollars ($525,000,000) in Existing Student Depositor Accounts. Bank agrees to work with BMTX and Customers Bank on the timely transfer of all Existing Student Depositor Accounts on or before May 1, 2023, subject to receipt of all Requisite Regulatory Approvals.

8.2Effective Date. The effective date of this Agreement commences on the first date on which Bank takes on Deposits from the Existing Student Depositor Accounts pursuant to Section 8.1, following receipt of all Requisite Regulatory Approvals (the “Effective Date”). The Effective Date will not be deemed to have occurred unless and until the Parties have received approval by the FDIC of all Requisite Regulatory Approvals.

8.3Transfer of Deposits. Upon the effective date of termination of this Agreement as provided in Section 7.1 or Section 7.2 or upon reasonable written request by BMTX, Bank shall transfer the Depositor Accounts with the existing BIN, Routing, and any other Program specific identifiers to a Successor Bank (the “Transfer”), subject to the requirements of Applicable Law, the Depositor Agreement and any other applicable requirements. Any required approvals shall be obtained as soon as practicable following the date notice of termination is given; provided that notwithstanding anything in this Agreement to the contrary, Bank’s obligation to maintain the Depositor Accounts as provided in this Agreement shall not terminate until any necessary approvals have been obtained. As part of the Transfer, Bank shall, to the extent permitted or considered necessary or appropriate, transfer any BINs, routing numbers and other related identifiers used in connection with the Depositor Accounts, and deliver any and all applicable information, account opening contracts and the like. The Parties shall cooperate with each other on the issuance of necessary notices to Depositors and on all other matters necessary or appropriate to a legal and efficient Transfer. Bank shall use best efforts to assist with the Transfer. Until the Transfer is complete, Bank shall continue to provide all services under this Agreement if requested to do so by BMTX, unless otherwise directed by a Regulatory Authority.

8.4Closing Deliveries and Documents. Upon the consummation of the Transfer, the Parties shall deliver to each other such documents as are typical for such a transfer, including contracts and officer’s certificates, appropriate adjustments for returned and uncollected items shall be made, as appropriate, on a post-closing basis.

8.5Certain Transfer Matters. Upon the Transfer, BMTX or its designee shall be responsible for completing Forms 1099 and other tax reporting forms, if applicable, for Depositors who were set up in connection with the Depositor Program, and other similar customer-related matters.

SECTION 9 INSURANCE

9.1General BMTX Insurance Requirements. BMTX shall, at its sole expense, obtain and, throughout the Term, maintain insurance (issued by insurers of recognized financial responsibility) of the types, against such losses and in the amounts, with such insurers and subject to deductibles and exclusions as Bank reasonably believes are customary in BMTX’s industry and otherwise reasonably prudent, including insurance covering BMTX against all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect and no written notice of cancellation has been received. Policy limits may be below benchmark survey levels only upon mutual agreement of both Parties. Upon Bank’s request from time to time, BMTX shall provide customary certificates from the insurers that evidence such insurance coverages. All insurance limits required hereunder may be met through a combination of primary and umbrella/excess policies, BMTX agrees to give Bank thirty (30) days’ prior written notice that such policy has been canceled or materially changed.

9.2Specific BMTX Insurance Requirements. At a minimum, BMTX shall obtain and maintain the following types and amounts of insurance:

(a)General Liability Insurance, with a general aggregate of $2,000,000.

(b)Workers’ Compensation and Employer’s Liability Insurance (or equivalent coverage outside the United States) in full compliance with Applicable Laws of the State or country in which the work is to be performed or the country of hire, whichever is applicable. Workers’ Compensation limits shall be statutory or, if outside the United States, not less than the limits required by Applicable Law. Employer’s Liability limits shall be not less than $1,000,000 per employee per accident, $1,000,000 per employee by disease, and $1,000,000 aggregate policy limit by disease or, if higher, the policy limits required by Applicable Law.

(c)Cyber technology E&O risk with: (i) $2,500,000 total limit for the following third party liability: technology products and services, media, privacy and cyber security, privacy regulatory defense, awards and fines; (ii) $2,500,000 total limit for the following First Party Liability: Business Interruption and Extra Expense; Data Recovery; Cyber-Extortion and Ransomware; Data Breach Response; and Crisis Management; and (iii) $500,000/$1,000,000 Business Interruption and Extra Expense Enhancement: System Failure; and Dependent Business Interruption.

(d)Cyber Technology E&O with $5,000,000 total limit excess of $2,500,000 underlying coverage.

(e)D&O Liability/Employment Practices Liability with a D&O coverage including $5,000,000 limit ,$5,000,000 Self-Insured Retention.

9.3Adjustments to Insurance Limits. Notwithstanding any other provision of this Section 9, if: (a) a Regulatory Authority having jurisdiction over Bank determines that one or more of the above-stated insurance limits are not consistent with safe and sound banking practices, BMTX shall increase the amount of such insurance limit or limits as requested by Bank; and
(b) Bank determines that one or more of the above-stated insurance limits are not sufficient to provide adequate coverage for the activities under the Depositor Program as such activities grow in volume or amount, the Parties shall discuss in good faith, and if mutually agreed, BMTX shall increase the amount of such insurance limit or limits as requested by Bank to such amounts as are customary in BMTX’s industry and otherwise reasonably prudent.

9.4Policy Requirements. BMTX shall cause each insurance policy required of BMTX as set forth in Section 9.2 to:

(a)name Bank as an additional insured;

(b)by its terms, be considered primary and noncontributory with respect to any other insurance carried by Bank; and

(c)be issued by an insurer having an A.M. Best’s Key Rating Guide rating of
A-IX or better.

9.5No Limitation of Liability. Neither the issuance of any insurance policy required hereunder, nor the minimum levels of insurance coverage required herein, shall serve to limit any liability otherwise accruing to BMTX hereunder or in connection with the Depositor Program.

9.6Bank Insurance Requirements. Bank shall maintain the following types and amounts of insurance:

(a)General Liability Insurance, with a general aggregate of $2,000,000.

(b)Workers’ Compensation and Employer’s Liability Insurance (or equivalent coverage outside the United States) in full compliance with Applicable Laws of the State or country in which the work is to be performed or the country of hire, whichever is applicable. Workers’ Compensation limits shall be statutory or, if outside the United States, not less than the limits required by Applicable Law. Employer’s Liability limits shall be not less than $1,000,000 per employee per accident, $1,000,000 per employee by disease, and $1,000,000 aggregate policy limit by disease or, if higher, the policy limits required by Applicable Law.

(c)Cyber technology E&O risk with: (i) $2,500,000 total limit for the following third party liability: technology products and services, media, privacy and cyber security, privacy regulatory defense, awards and fines; (ii) $2,500,000 total limit for the following First Party Liability: Business Interruption and Extra Expense; Data Recovery; Cyber-Extortion and Ransomware; Data Breach Response; and Crisis Management; and (iii) $500,000/$1,000,000 Business Interruption and Extra Expense Enhancement: System Failure; and Dependent Business Interruption.

(d)Cyber Technology E&O with $5,000,000 total limit excess of $2,500,000 underlying coverage.

(e)D&O Liability/Employment Practices Liability with a D&O coverage including $5,000,000 limit, $5,000,000 Self-Insured Retention.

SECTION 10 INDEMNIFICATION

10.1Indemnification by Bank. Bank shall indemnify, defend and hold harmless BMTX, its Affiliates and its and their respective officers, directors, employees, agents and permitted assigns, from and against any and all Losses incurred by them arising out of, in connection with or otherwise relating to: (a) any breach of representation or warranty made by Bank in this Agreement; (b) any act or omission of Bank or its service providers which materially violates any Network Rule or Applicable Law; (c) failure to fulfill a covenant or obligation of this Agreement except to the extent such Loss is the result of BMTX’s failure to perform its obligations in accordance with this Agreement; (d) Bank’s gross negligence, recklessness or willful misconduct (including acts or omissions) relating to the Depositor Program; (e) any claim that Bank, or any Third Party retained by Bank, materially breached the obligations owed to or by Bank that directly relates to Bank’s existing business offerings and banking services (such as ACH and regulatory reporting) offered under the Depositor Program (except to the extent that BMTX has agreed to fulfill such obligation under this Agreement); (f) allegations, claims or actions by any Person that the use of the Bank Marks licensed by Bank hereunder infringe on the rights of any Person; or (g) any actions or omissions by BMTX taken or not taken at Bank’s written request or direction pursuant to this Agreement except where BMTX would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank; provided that with respect to each of the foregoing, Bank shall not be liable for any Losses with respect to which BMTX is obligated to indemnify Bank pursuant to Section 10.2.

10.2Indemnification by BMTX. BMTX shall indemnify, defend and hold harmless Bank, its Affiliates and its and their respective officers, directors, employees, agents and permitted assigns, from and against any and all Losses incurred by them arising out of, in connection with or otherwise relating to: (a) the provision of the Depositor Program; (b) any breach of representation or warranty made by BMTX in this Agreement by BMTX; (c) failure to fulfill a covenant or obligation of this Agreement except to the extent such Loss is the result of Bank’s failure to perform its obligations in accordance with this Agreement; (d) any act or omission of BMTX or its Service Providers which violates or does not comply with any Network Rules or Applicable Law; (e) or any claim relating to obligations owed to or by BMTX or any Third Party retained by it, Service Providers, (except to the extent that Bank has agreed in writing to fulfill such obligation under this Agreement); (f) BMTX’s (or any Service Provider’s) gross negligence, recklessness or willful misconduct (including acts or omissions) relating to the Depositor Program; (g) any actions or omissions by Bank taken or not taken at BMTX’s written request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of BMTX; (h) any Depositor claims, breach, losses, regulatory actions, violations or penalties arising from the action or operations of BMTX or its Service Providers; (i) allegations, claims or actions by any Person that the use of the BMTX Marks licensed by BMTX hereunder infringe on the rights of any Person; or (j) all uninsured fraud-related Losses incurred on Depositor Accounts owned by Bank and serviced by BMTX on behalf of Bank and all Losses related to Reg-E disputes; provided that with respect to each of the foregoing, BMTX shall not be liable for any Losses with respect to which Bank is obligated to indemnify BMTX pursuant to Section 10.1.

10.3Indemnification Procedures.

(a)If any claim or demand is asserted against any Person entitled to indemnification under Section 10 (each, an “Indemnified Party”) by any Third Party in respect of which the Indemnified Party may be entitled to indemnification under the provisions of Section 10.1 or Section 10.2, written notice of such claim or demand shall promptly be given to the Party (the “Indemnifying Party”) from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) days of its receipt of the notice of the claim or demand, to assume the entire control (subject to the following sentence and the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within ten (10) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys’ fees and expenses shall be borne by the Indemnifying Party) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice and reasonably satisfactory to the Indemnified Party. The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (x) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages in which the Indemnified Party does not admit any liability with respect to such claim, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (y) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000) in which the Indemnified Party does not admit any liability with respect to such claim, but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(b)If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense, compromise or settlement of the matter, the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter. The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action. Any damages to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. If the Indemnifying Party makes any payment on any third-party claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such third-party claim. Each Party agrees to provide reasonable access to the other Party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such third-party claim.

(c)If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Section 10.3 may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover for any Loss which it can establish resulted from such failure to give prompt notice.

10.4No Waiver of Rights. This Section 10 shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any Party might otherwise have at law or in equity.

SECTION 11
LIMITATIONS AND EXCLUSIONS OF LIABILITY

11.1LIABILITY CAP. EXCEPT AS SET FORTH IN SECTION 11.3, NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, INCLUDING SECTION 10 (INDEMNIFICATION), THE AGGREGATE CUMULATIVE LIABILITY OF EACH PARTY WITH RESPECT TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE ARISING OUT OF OR RELATED TO THIS AGREEMENT WITH RESPECT TO CLAIMS RELATING TO EVENTS DURING THE TERM SHALL NOT UNDER ANY CIRCUMSTANCES EXCEED TEN MILLION DOLLARS ($10,000,000).

11.2EXCLUSIONS OF LIABILITY. EXCEPT AS SET FORTH IN SECTION 11.3, NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, INCLUDING SECTION 10 (INDEMNIFICATION), NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, BUSINESS INTERRUPTION OR LOST DATA) ARISING OUT OF OR RELATED TO THIS AGREEMENT HOWEVER CAUSED AND, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.3EXCEPTIONS. THE LIMITATIONS AND EXCLUSIONS OF LIABILITY SET FORTH IN THIS SECTION 11, SHALL NOT APPLY WITH RESPECT TO: (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 6;
(B) WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD-PARTY CLAIMS SET FORTH IN SECTION 10; (C) A PARTY’S FRAUD, GROSS

NEGLIGENCE OR WILLFUL MISCONDUCT; (D) REGULATORY ASSESSMENTS OR FINES IMPOSED ON BANK DUE TO ACTUAL OR ALLEGED VIOLATIONS OF LAW BY BMTX IN CONNECTION WITH THE DEPOSITOR PROGRAMS; (E) THE FAILURE OF A PARTY TO COMPLY WITH APPLICABLE LAW; (F) IN THE CASE OF EITHER PARTY, A SECURITY BREACH; AND (G) VIOLATION OR BREACH BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS (INCLUDING BREACH OF THE LICENSES GRANTED BY SUCH OTHER PARTY UNDER THIS AGREEMENT).

SECTION 12 MISCELLANEOUS PROVISIONS

12.1Cooperation and Access. The Parties shall reasonably cooperate in order to effect the transaction contemplated herein. The Parties hereby agree to provide the other with full and complete access to their respective operations to the extent relating to the transactions contemplated herein and all matters related thereto.

12.2Dispute Resolution; Arbitration.

(a)Dispute Resolution. In the event that any dispute arises with respect to this Agreement or the services to be provided hereunder, the members of the Joint Program Management Committee shall cooperate in good faith to resolve the dispute within thirty (30) days of the date on which the Joint Program Management Committee was first notified of such dispute. In the event such dispute is not resolved by members of the Joint Program Management Committee within such thirty (30) day period, each Party shall refer such dispute for resolution to a Vice President or above, who shall in good faith use commercially reasonable efforts to resolve such dispute within fifteen (15) days following the date that each of such individuals are notified of such dispute. In the event such dispute is not resolved by the Parties within such fifteen (15) day period, such dispute shall be addressed pursuant to the provisions of Section 12.2(b); provided, that if such dispute involves changes to the Bank Rules to the extent required by Applicable Law or the Risk Management Considerations, then the final decision for such dispute shall rest with Bank, unless such change would cause BMTX to violate Applicable Law, then the provisions of Section 12.2(b) will apply to such dispute. Each Party agrees to continue performing its obligations under this Agreement during the attempted resolution of any such dispute, unless this Agreement is otherwise terminated and such Party is relieved of any further obligation to perform.

(b)Arbitration. Any dispute arising under this Agreement that has not been resolved in good faith in accordance with the procedures in Section 12.2(a) (a “Dispute”) shall be referred to and resolved by arbitration in accordance with the following guidelines:

(i)Arbitration Rules. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Wake County, in the State of North Carolina before one to three arbitrators, as set forth below. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “Rules”), unless the Parties agree upon expedited or streamlined rules or procedures available through JAMS. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(ii)Arbitrators. An arbitrator shall be selected by mutual agreement of the Parties. If the Parties are unable to agree upon an arbitrator, then either Party may request that JAMS select an arbitrator and such arbitrator shall hear the Dispute in accordance with the Rules.

(iii)Panel. For Disputes amounting to $1,000,000 or more, a panel of three arbitrators shall be selected to hear the Dispute. In such case, each Party shall select one arbitrator who shall be independent and unaffiliated with such Party, and the two arbitrators shall then select the third arbitrator. If the two arbitrators are unable to agree upon the third arbitrator, the JAMS shall select the third arbitrator.

(iv)Knowledge of Arbitrators. All arbitrators, whether a single arbitrator or a panel of arbitrators, shall be knowledgeable about financial services and information technology transactions.

(v)Seat. The seat of the arbitration shall be Wake County, in the State of North Carolina.

(vi)Governing Law. The governing law to be applied by the arbitral tribunal shall be the laws of the State of North Carolina.

(vii)No Appeal. Any award rendered pursuant to arbitration under this Section 12.2(b) shall be final, conclusive and binding upon the Parties (except for appeals solely to correct computation or clerical errors), and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(viii)Costs. Each Party shall bear its own fees, costs and expenses of the arbitration, and its own legal expenses, attorneys’ fees, and costs of all experts and witnesses; provided that the arbitrators may award arbitration costs, including legal, auditing and other fees to the prevailing party in the arbitration proceeding if the arbitrators determine that such an award is appropriate.

12.3Relationship of Parties. Except to the extent specifically provided herein or as hereafter agreed in writing by the Parties, nothing in this Agreement shall be construed to create any relationship between the Parties or their respective agents and employees other than one of independent contractors, and the Parties shall take such action as may be reasonably necessary to ensure such treatment.

12.4Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants, or undertakings, other than those expressly set forth herein. BMTX and Bank may enter into additional agreement for other products through separate agreements or amendments hereto.

12.5Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided that a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, surviving entity of a merger of a Party, but only to the extent that such assignment would not result in an impairment of the other Party’s rights under this Agreement; and provided, further, that a Party may, without the prior written consent of the other Party, assign all or any portion of its rights and obligations under this Agreement to an Affiliate or the surviving entity of a merger of a Party. Subject to the preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties hereto and their permitted successors and assigns. No assignment shall relieve the assigning Party of any of its obligations hereunder.

12.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to its conflict of laws rules. Subject to Section 12.2(b), each Party irrevocably submits to (a) the exclusive jurisdiction of a state court (or to the extent applicable, any federal court) located in Wake County, in the State of North Carolina for purposes of any suit, action, or other proceeding arising of this Agreement that is brought by or against such Party; and (b) the exclusive venue of such suit, action or proceeding in North Carolina.

12.7Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties. Any term, provision, or condition of this Agreement (other than that required by Applicable Law) may be waived in writing at any time by the Party which is entitled to the benefits thereof.

12.8Force Majeure. Neither Party shall be deemed to be in default hereunder or liable for any losses arising out of the failure, delay or interruption of its performance of obligations under this Agreement due to any act of God, act of terrorism, act of public enemy, war, riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond that Party’s reasonable control.

12.9Interpretation. The headings of the various sections of this Agreement have been inserted for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or), and the words “shall” and “will” have the same meaning. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The Parties intend that this Agreement be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules, appendices, exhibits and addenda referred to in this Agreement are an integral part of this Agreement to the same extent as if they were set forth verbatim in the main body of this Agreement.

12.10Notice. Any notice permitted or required to be given hereunder to the other Party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally or (b) sent by express delivery service, registered or certified mail, postage prepaid, return receipt requested or (c) sent by facsimile or email, as follows: All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date the facsimile or email is sent if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

12.11Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Deposit Processing Services Agreement is executed by the Parties’ authorized officers or representatives and shall be effective as of the Signature Date.

BMTX, Inc. (BMTX)	First Carolina Bank (Bank)
By: /s/ Luvleen Sidhu	By: /s/ Ronald A. Day

Name: Luvleen Sidhu	Name: Ronald A. Day

Title: Chief Executive Officer	Title: President and Chief Executive Officer

Date: March 16, 2023	Date: March 16, 2023

BM Technologies, Inc. (BMT)

as Guarantor

By: /s/ Luvleen Sidhu

Name: Luvleen Sidhu

Title: Chief Executive Officer

Date: March 16, 2023

SCHEDULE 2.2 BMTX DUTIES

[Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.]

SCHEDULE 2.14 MATERIAL SERVICE PROVIDERS*

Bank to sponsor BMTX into the AllPoint Network. FIS
Jack Henry Microsoft MasterCard Fed Access
Finastra PayPlus (although this is CUBI’s today) Rosetta
UGS

Oracle AllPoint Incapsula
LexisNexis Bridger Verafin

*BMTX reserves the right upon notice to supplement the list and substitute Material Service Providers at BMTX’s sole discretion subject to the terms of this Agreement and pursuant to the process, methodologies, and controls applicable through the Joint Program Management Committee.

SCHEDULE 3.2 FEES

[Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.]

SCHEDULE 5.5

DISCLOSURE SCHEDULE FOR SECTION 5.5 (GOOD STANDING)

Pursuant to a Department of Education (“ED”) Final Review Determination Report, BMTX is working with ED to establish standards for reasonable access to fee-free ATMs for institutions with a Tier 1 contractual arrangement. As required by ED regulations BMTX provides a nationwide 55,000 fee-free Allpoint ATM network with its Tier 1 student checking account. BMTX initially provided ED with its proposal for their review on November 19, 2020, to install an ATM on or near each residential campus with an ATM that is more than 1 mile from the center of campus and each commuter campus with an ATM that is more than 2 miles from the center of campus. ED responded with a counter proposal to BMTX on July 12, 2021, establishing a ¼ mile standard for residential and commuter schools with public transportation and a 1-mile standard for other commuter schools. BMTX responded with its own counter proposal to ED on April 12, 2022, to install an ATM on or near each residential campus with an ATM that is more than ½ mile from the center of campus and each commuter campus with an ATM that is more than 1.5 miles from the center of campus. ED is in the process of reviewing BMTX’s counter proposal and will respond accordingly. A specific timeframe has not been established for resolution of this matter by either party.

SCHEDULE 6.9(B) BANK MARKS
FIRST CAROLINA BANK Word Mark and Logos

SCHEDULE 6.9(C) BMTX MARKS
BMTX, BankMobile Vibe, BankMobile Disbursement Marks.